UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    June 30, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

Roberts Realty Investors, Inc. (“Roberts Realty”), the registrant, conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of Roberts Realty’s properties. On June 30, 2005, the operating partnership acquired 14.5 acres of undeveloped land zoned for 217 residential units in the North Atlanta submarket of Alpharetta. Pursuant to a purchase agreement executed the date of closing, the operating partnership purchased the property from Roberts Properties Peachtree Dunwoody, LLC (“Roberts Peachtree Dunwoody”), which is wholly owned by Charles S. Roberts, the Chief Executive Officer, President, and Chairman of the Board of Directors of Roberts Realty. The land is adjacent to another 29.5-acre parcel of undeveloped land that Roberts Realty purchased from Cousins Properties in December 2004. The acquisition includes a right of first refusal from Cousins Properties to acquire an adjacent seven-acre parcel of land zoned for 105 residential units. Roberts Realty acquired the property in a Section 1031 tax-deferred exchange funded by sales proceeds from its May 2005 sale of its Ballantyne Place community in Charlotte, North Carolina. Roberts Realty’s audit committee and independent directors approved the transaction.

Roberts Peachtree Dunwoody had previously purchased the property from Cousins Properties Incorporated on March 25, 2005. Roberts Realty’s purchase price was equal to the seller’s purchase price of $3,269,000 (including closing costs), plus its carrying costs of $44,000 during the period it owned the land.

Westside is a new upscale mixed-use development that will be comprised of condominiums, office space, retail, university education, retirement housing and a possible MARTA station that would be located on the 14.5-acre property. The zoning for 217 residential units on the property will take effect on the earlier of December 31, 2010 or the date that the MARTA board of directors decides that it is not interested in acquiring the property.

Roberts Realty currently has 868 units in various phases of development in Atlanta, consisting of 220 apartment homes on Northridge Parkway, 292 apartment homes on Peachtree Parkway, and 236 apartment homes and 120 condominiums on Peachtree Dunwoody Road. Roberts Realty has experienced negative operating cash flow as a result of selling seven appreciated communities totaling 1,479 units in 2003 and 2004 while making distributions to shareholders of $5.05 per share. Roberts Realty expects the negative operating cash flow to continue through the end of 2006 and until its new communities are constructed and leased. As a result, the registrant does not intend to pay distributions to shareholders in 2005 or 2006.

Certain statements in this filing are forward-looking statements within the meaning of the securities laws. Although Roberts Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, Roberts Realty’s actual results could differ materially from those anticipated. Certain factors that might cause such a difference include, but are not limited to, the following: rental rates may continue to be adversely affected by local economic and market conditions in Atlanta; construction costs of a new community may exceed original estimates; construction and lease-up of Roberts Realty’s new properties in Atlanta may not be completed on schedule; financing for future development and construction may not be available or, if available, may not be on favorable terms; and Roberts Realty may be required to make distributions to maintain its status as a REIT for federal income tax purposes. For more information about some of these risks and uncertainties, please see the section in Roberts Realty’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

Item 9.01.   Financial Statements and Exhibits.

(c)        Exhibits

Exhibit No.      Exhibit

99.1                   Press Release dated June 30, 2005 regarding the registrant's purchase of 14.5 acres of investment property.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: June 30, 2005	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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